UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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☐	Soliciting Material Pursuant to §240.14a-12

THE WASHTENAW GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE WASHTENAWGROUP INC

Holding Company for Washtenaw Mortgage Company • Amex: TWH

3767 Ranchero Drive • Ann Arbor, MI 48108 • (734) 662-9733 • Fax: (734) 205-0459 www.WashtenawMortgage.com

Errata

Under the caption “Executive Change in Control Agreements” on page 13 of the Proxy Statement of The Washtenaw Group, Inc., the third paragraph should be revised to read as follows:

“In general, upon termination of their employment, Mr. Nathan and Mr. Huffman are entitled to receive an amount equal to the sum of (a) their base salary for a one year period, (b) accrued vacation, (c) reimbursable business expenses, and (d) the maximum annual bonus to which they would have been entitled; in addition, they and their families are entitled to coverage under the Company’s group health insurance policies during the severance period at no additional cost to them. However, upon a change in control of the Company, Mr. Nathan and Mr. Huffman shall be entitled to receive an amount equal to 2.99 times the average sum of their annual base salary and bonus compensation for the five years preceding the change in control of the Company regardless of whether their employment with the Company is terminated. In addition, Mr. Huffman shall be employed in the position he held immediately prior to the Change in Control, or as a consultant, for a period of not less than one-year from the Effective Date of a Change in Control, and for an amount not less than $300,000. These provisions may tend to discourage a non-negotiated takeover attempt of the Company due to the increased expenses arising out of a change in ownership or control of the Company.”